Farmer Mac Wins Washington Post Top Workplaces Award
WASHINGTON, D.C., June 21, 2024 — Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, today announced that it has been recognized by The Washington Post with a 2024 Top Workplaces award for the greater Washington area. This respected employer recognition program celebrates organizations that have built exceptional workplace cultures.
Top Workplaces award recipients are determined by the results of an anonymous, research-based employee survey conducted by an independent firm. The survey measures and benchmarks employee engagement and sentiment against other organizations regionally and across the United States, and the winners are among the country’s best employers. This recognition marks Farmer Mac’s 12th award issued by the Top Workplaces program, including two national awards and multiple accolades for cultural excellence.
“The Washington, D.C. region is home to some of the most innovative and impactful companies in America, and we are humbled to be honored as a leader among our peers,” said Bradford T. Nordholm, Farmer Mac’s President and CEO. “This recognition is especially meaningful because it springs from our employee’s authentic feedback. We are filled with gratitude for our employees and their dedication to our mission as Farmer Mac seeks to help drive economic opportunity and prosperity by strengthening and connecting rural America.”
“Developing and nurturing a supportive and inclusive culture is vital to a great workplace,” said Kerry Willie, Farmer Mac’s Chief Human Resources Officer. “We know we couldn’t achieve our successes without our passionate and driven employees, and we are committed to fostering a culture that supports and rewards them for their tireless work. Farmer Mac is a place where everyone can be proud of their work and feel motivated to deliver exceptional results.”
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market for our nation’s agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. More information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Lisa Meyer, Media Inquiries
        (202) 872-7700

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